Exhibit 3.1
AMENDMENT NO. 1 TO THE THIRD AMENDED AND RESTATED BYLAWS
OF
ZOVIO INC

The Third Amended and Restated Bylaws (the “Bylaws”) of Zovio Inc (the “Corporation”) are hereby amended to add Article X, to read as follows:
“ARTICLE X -- EXCLUSIVE FORUMS
To the fullest extent permitted by law:
10.1. [Delaware Forum]
Unless the corporation expressly consents in writing to the selection of an alternative forum, the Court of Chancery or, if such court lacks jurisdiction, any other state or federal court located in the State of Delaware, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director or officer or other employee of the corporation to the corporation or the stockholders of the corporation, (iii) any action or proceeding asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as each may be amended or restated from time to time), or (iv) any action or proceeding asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination). Any person or entity purchasing or otherwise acquiring any interest in any security of the corporation shall be deemed to have notice of and consented to the provisions of this Section 10.1. For the avoidance of doubt, this Section 10.1 shall not apply to any action brought to enforce a duty or liability created by the 1934 Act.
10.2 [Federal Forum]
Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the corporation shall be deemed to have notice of and consented to this Section 10.2.”
Except as herein amended, the provision of the Bylaws shall remain in full force and effect.
Effective as of January 27, 2021
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Exhibit 3.1

I, the undersigned Executive Vice President, General Counsel and Secretary of the Corporation, hereby certify that this Amendment No. 1 to the Third Amended and Restated Bylaws of the Corporation was duly adopted by the Board of Directors of the Corporation by written consent effective as of January 27, 2021.

/s/ Diane Thompson
Name: Diane Thompson
Title: Executive Vice President, General Counsel and Secretary
Dated: January 27, 2021